AMENDMENT NO. 15 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
December 29, 2016
This Amendment No. 15 (this “Amendment No. 15”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated as of April 15, 2013, Amendment No. 4 thereto dated as of April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014, Amendment No. 7 thereto dated as of March 3, 2014, Amendment No. 8 thereto dated as of August 29, 2014, Amendment No. 9 thereto dated as of March 9, 2015, Amendment No. 10 thereto dated as of April 30, 2015, Amendment No. 11 thereto dated as of August 21, 2015, Amendment No. 12 thereto dated as of April 6, 2016, Amendment No. 13 thereto dated as of July 27, 2016 and Amendment No. 14 thereto dated as of November 1, 2016 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of December 29, 2016, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect or (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
WHEREAS, in connection with the transactions contemplated by the Contribution and Exchange Agreement, dated as of December 29, 2016, by and among the Partnership, Sunoco, Inc., a Pennsylvania corporation (the “Company”), Sunoco (R&M), LLC, a Pennsylvania limited liability company (formerly Sunoco, Inc. (R&M), a Pennsylvania corporation) (“Sunoco R&M”), Sun Atlantic Refining and Marketing Company, a Delaware corporation, Sun Atlantic Refining and Marketing B.V., Inc., a Delaware corporation, Atlantic Refining and Marketing Corp., a Delaware corporation (“Atlantic Refining”), Sun-Del Pipeline LLC, a Delaware limited liability company,

Sun Pipe Line Company, a Texas corporation (“Sun Pipe Line”), ETP Holdco Corporation, a Delaware corporation (“ETP Holdco”), and SUG Holding Company, a Delaware corporation (“SUG”), the Partnership has agreed to issue limited partner interests designated as “Class K Units” having the rights, preferences and privileges set forth in this Amendment No. 15 (the “Class K Units”) to Sunoco R&M, Atlantic Refining, Sun Pipe Line, ETP Holdco and SUG; and
WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Unitholders in any material respect and (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuance of the Class K Units.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.Amendments.

(a)	Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:
(i)    “Atlantic Refining” means Atlantic Refining and Marketing Corp., a Delaware corporation.
(ii)    “Class K Unit Distribution Rate” means an amount per Class K Unit equal to 7.50% per annum (1.875% per Quarter), of the Class K Unit Issue Price.
(iii)     “Class K Unit Issuance Date” means December 29, 2016.
(iv)    “Class K Unit Issue Price” means $35.88.
(v)     “Class K Unit Quarterly Distribution” has the meaning set forth in Section 5.16(b)(iii)(C).
(vi)    “Class K Units” means a limited partner Partnership Interest which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Class K Units.
(vii)    “Contribution and Exchange Agreement” means that certain Contribution and Exchange Agreement, dated as of December 29, 2016, by and among the Company, Sunoco R&M, Sun Atlantic Refining and Marketing Company, a Delaware corporation, Sun Atlantic Refining and Marketing B.V., Inc., a Delaware corporation,

Atlantic Refining, Sun-Del Pipeline LLC, a Delaware limited liability company, Sun Pipe Line, ETP Holdco, SUG and the Partnership.
(viii)    “Sunoco R&M” means Sunoco (R&M), LLC, a Pennsylvania limited liability company (formerly Sunoco, Inc. (R&M), a Pennsylvania corporation).
(ix)    “SUG” means SUG Holding Company, a Delaware corporation.
(x)    “Sun Pipe Line” means Sun Pipe Line Company, a Delaware corporation.
(xi)    “Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units, Series A Preferred Units, Class E Units, Class G Units and Class K Units, but shall not include (v) the General Partner Interest, (w) the Incentive Distribution Rights, (x) the Class H Units, (y) the Class I Units or (z) the Class J Units.
(xii)    “Unit Majority” means at least a majority of the Outstanding Units (excluding the Class E Units, Class G Units and Class K Units in respect of matters in which the holders of the Class E Units, Class G Units and Class K Units are not entitled to a vote).
(xiii)     “Unitholders” means the holders of Common Units, Series A Preferred Units, Class E Units, Class G Units and Class K Units.

(b)	The last sentence in Section 5.11(b)(ii)(F) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“Notwithstanding the foregoing, if ETP Holdco is an asset of the Partnership in the year in which the Partnership is liquidated and the aggregate balance of the Capital Accounts of the Unitholders (other than the holders of the Series A Preferred Units, Class E Units, Class G Units and Class K Units) after the allocations under Section 6.1(c) of the Partnership Agreement would be less than the Carrying Value of ETP Holdco, then Net Termination Gain or Net Termination Loss, as the case may be, or if necessary items thereof, shall first be allocated to the Series A Preferred Units, Class E Units, Class G Units and Class K Units in proportion to their respective positive Capital Accounts, to the extent necessary to cause the aggregate balance of the Capital Accounts of the Unitholders (other than the holders of the Series A Preferred Units, Class E Units, Class G Units and Class K Units) to equal the Carrying Value of ETP Holdco after all allocations have been made.”

(c)	Article V of the Partnership Agreement is hereby amended by adding a new Section 5.16 at the end thereof as follows:
“5.16    Establishment of Class K Units.
(a)    General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class K Units” and initially consisting of a total of 101,525,429 Class K Units. The initial Class K Units shall be issued as follows: (i) 44,593,089 Class K Units shall be issued to Sunoco R&M in exchange for a capital contribution by Sunoco R&M of $1,600,000,033.32 in cash to the Partnership, (ii) 5,574,137 Class K Units shall be issued to Atlantic Refining in exchange for a capital contribution by Atlantic Refining of $200,000,035.56 in cash to the Partnership, (iii) 13,935,341 Class K Units shall be issued to Sun Pipe Line in exchange for a capital contribution by Sun Pipe Line of $500,000,035.08 in cash to the Partnership, (iv) 19,509,477 Class K Units shall be issued to ETP Holdco in exchange for a capital contribution by ETP Holdco of $700,000,034.76 in cash to the Partnership and (v) 17,913,385 Class K Units shall be issued to SUG in exchange for (x) the conversion of 17,774,675 Common Units owned by SUG and (y) a capital contribution by SUG of $5.80 in cash to the Partnership, in each case in accordance with the Contribution and Exchange Agreement. Upon the conversion of the 17,774,675 Common Units owned by SUG into Class K Units, as referenced in the immediately preceding sentence and in accordance with the Contribution and Exchange Agreement, such Common Units shall be canceled. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class K Units in the future.
(b)    Rights of Class K Units. The Class K Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Initial Capital Account. The initial capital account with respect to each Class K Unit will be equal to the Class K Unit Issue Price.
(ii)    Allocations.
(A)    The holders of Class K Units shall not be entitled to receive (i) any allocations of ETP Holdco Items, and (ii) except as otherwise provided in this Section 5.16(b)(ii), allocations of (1) Net Income pursuant to Section 6.1(a), (2) Net Loss pursuant to Section 6.1(b), or (3) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).
(B)    For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.12(b)(ii), the holders of the Class K Units shall be allocated, pro rata in proportion to the number of Class K Units of each such holder, items of Partnership income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class K Units pursuant to this Section 5.16(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class K Units pursuant to Section 5.16(b)(iii).
(C)     Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) for the taxable period shall be allocated to the holders of Class K Units to the extent such items would be allocated to the holders of Class K Units as if each Class K Unit were treated as a Common Unit.
(D)    For each taxable period, after the application of Section 6.1(c)(i)(A) but before the application of Section 6.1(c)(i)(B), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holders of the Class K Units, pro rata in proportion to the number of Class K Units of each such holder, until the Capital Account of each Class K Unit is equal to the Class K Unit Issue Price.
(E)    For each taxable period, after the application of Section 6.1(c)(i)(A) but before the application of Section 6.1(c)(i)(B), and after making the allocations provided for in Section 5.16(b)(ii)(D), the holders of the Class K Units shall be allocated, pro rata in proportion to the number of Class K Units of each such holder, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Sections 6.1(c)(i)(B)-(F); provided, however, that an allocation shall only be made to the holders of Class K Units pursuant to this Section 5.16(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class K Unit Issue Price immediately prior to making such allocation.
(F)    For each taxable period, after the application of Section 6.1(c)(ii)(A), but before the application of Section 6.1(c)(ii)(B), the holders of the Class K Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class K Unit has been reduced to zero.
(G)    For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii)    Distributions.
(A)    For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the Class K Units.
(B)    Commencing with the Class K Issuance Date, the holders of the Class K Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class K Unit Quarterly Distribution”) after making the distributions required pursuant to Section 5.14(b)(ii), Section 5.12(b)(iii) and Section 5.13(b)(iii) and prior to making any other distributions pursuant to Section 5.11(b)(iii)(C), Section 6.3(e)(ii), Section 6.4 or Section 6.5, in cash in an amount equal to the Class K Unit Distribution Rate on all Outstanding Class K Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter, commencing with the Quarter ending December 31, 2016. Each Record Date established for paying a Class K Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.4 or Section 6.5. If the Partnership is unable to pay the Class K Unit Quarterly Distribution with respect to any Quarter, (A) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (B) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.16(b)(iii)(B), the Class K Units will not be entitled to receive distributions, including distributions of Available Cash under Section 6.4 and Section 6.5.
(iv)    Voting Rights. Except as set forth in this Section 5.16(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class K Units a vote as a class on any matter, the Class K Units shall not have any voting rights. With respect to any matter on which the Class K Units are entitled to vote, each Class K Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class K Units then Outstanding, amend, alter, modify or change this Section 5.16 (or vote or consent or resolve to take such action).
(v)    Redemption and Conversion Rights. The Class K Units will be perpetual and shall not have any rights of redemption or conversion.
(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class K Units shall not be evidenced by certificates. Any certificates relating to the Class K Units that may be issued will be in such form as the General Partner may approve. The

Class K Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.
(viii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class K Units.”
(d)    Section 6.1(d)(iii)(A) shall not apply to the Class K Units.
(e)    Section 6.1(d)(xiii)(A) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“(A) The Class E Units shall not be entitled to receive any allocation of any ETP Holdco Items, and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Series A Preferred Units, Class E Units, Class G Units or Class K Units remain Outstanding) shall instead be specifically allocated to the General Partner in an amount equal to the General Partner’s Percentage Interest of such ETP Holdco Items and the remainder to the Unitholders (other than the holders of Series A Preferred Units, Class E Units, Class G Units or Class K Units) Pro Rata.”
Section 2.    Ratification of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    Governing Law. This Amendment No. 15 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows.]

IN WITNESS WHEREOF, this Amendment No. 15 has been executed as of the date first above written.
GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C., its general partner

By:    /s/ Thomas E. Long
Name: Thomas E. Long
Title:     Chief Financial Officer